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                                                                      EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 5, 2002

Dear Sir/Madam,

     We have read the first four paragraphs of Item 4 included in the Form 8-K/A dated April 5, 2002 of Proxim Corporation (formerly known as Western Multiplex Corporation) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
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Arthur Andersen LLP


Copy to: Keith E. Glover, Proxim Corporation